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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 3, 2000, among World of Science, Inc., a New York corporation (the "Company"), Natural Wonders, Inc. a Delaware corporation ("Parent"), and a New York corporation to be formed, as referred to in Section 9.10, which will be a wholly-owned subsidiary of Parent ("Merger Sub"), the Company and Merger Sub being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

    The Company desires to merge with Merger Sub and Merger Sub desires to merge with the Company, all upon the terms and subject to the conditions of this Agreement.

    The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company and Merger Sub, including the provision by Parent and Merger Sub of the funds necessary to accomplish such merger.

    The Company had 4,736,105 issued and outstanding shares of Common Stock, par value $.01 per share ("Common Stock"), at June 30, 2000 which number has not changed materially since such date through the date hereof. The merger of the Company and Merger Sub will require the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

    Merger Sub has 1,000 issued and outstanding shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"). The merger of the Company and Merger Sub will require the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Merger Sub Common Stock.

    The Board of Directors of Parent have approved and adopted this Agreement. The Board of Directors of the Company have adopted this Agreement and have resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve this Agreement in conjunction with their approval of the merger.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, immunities and powers and all its duties and liabilities as a New York corporation organized under New York Business Corporation Law ("BCL") shall continue unaffected by the Merger, except as set forth in Section 2.1.

    1.2  CLOSING.  The closing of the Merger (the "Closing") shall take place:

        (a) On or before October 2, 2000, unless extended by both the Company and the Parent.

        (b) By the exchange of executed copies of the various Merger documents via facsimile, U.S. Mail, overnight courier or messenger service, on the first business day on or by which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement; or at such other time and place and/or on such other date as the Company and Parent may agree.
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    1.3  EFFECTIVE TIME.  As soon as practicable following Closing, but in no event more than twenty-four (24) hours following the Closing, the Company, Merger Sub and Parent will cause an executed Certificate of Merger (the "New York Certificate of Merger") to be filed with the Department of State of the State of New York (the "Department"). The Merger shall become effective at the time the New York Certificate of Merger is filed by the Department, and such time is hereinafter referred to as the "Effective Time."

    1.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

    2.1 EFFECT OF MERGER. The parties agree to the following provisions with respect to the Merger:

        (a) The name of the Surviving Corporation from and after the Effective Time shall continue to be "World of Science, Inc." until changed in accordance with applicable law.

        (b) From and after the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to conform to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time.

        (c) The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

    3.1 OFFICERS AND DIRECTORS. The president and the directors of the Merger Sub (who are listed on Schedule 3.1 hereto) immediately prior to the Effective Time shall be the president and the directors of the Surviving Corporation, and the officers of the Company at the Effective Time (who are listed on Schedule 3.1) shall be the officers of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation and removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE IV

      CONVERSION OR CANCELLATION OF SHARES IN THE MERGER; APPRAISAL RIGHTS

    4.1 CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

        (a) At the Effective Time, each share of Common Stock ("Share") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, Parent, any of Parent's subsidiaries or any subsidiary of the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.15 in cash (the "Merger Consideration").
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        (b) At the Effective Time, each Share issued and outstanding at the
    Effective Time and owned by Merger Sub, Parent or any of its subsidiaries, and each Share issued and held in the Company's treasury at the Effective Time and each Share issued and outstanding at the Effective Time and owned by any subsidiary of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (c) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, convert into 1000 shares of Common Stock, par value $.01 per share, of the Surviving Corporation.

    4.2  PAYMENT FOR SHARES.

        (a) Immediately prior to or at the time of the Closing, Parent shall, or shall cause the Merger Sub to, and the Merger Sub shall, irrevocably deposit or cause to be deposited with American Stock Transfer & Trust Company or a similar institution acceptable to both the Parent and the Company (the "Disbursing Agent"), as agent for the holders of Shares, cash in the aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Shares owned by Merger Sub, Parent, any of Parent's subsidiaries or any subsidiary of the Company) and (ii) the Merger Consideration (the "Aggregate Merger Consideration"). The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 4.2(b). Pending distribution pursuant to Section 4.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of the Company's Shares and the funds shall not be used for any other purposes, and the Merger Sub and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments:
    (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments; and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to
    Section 4.2(b) hereof. Each holder of a certificate or certificates representing Shares cancelled at the Effective Time pursuant to
    Section 4.1(a) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Shares, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

        (b) After surrender to the Disbursing Agent of any certificate that prior to the Effective Time shall have represented any Shares, the Disbursing Agent shall promptly distribute to the individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association, organization or other entity (each, a "Person") in whose name such certificate shall have been registered a check representing the amount of Merger Consideration into which Shares shall have been converted at the Effective Time pursuant to Section 4.1(a) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such Merger Consideration, and until such surrender and exchange, none of the Merger Consideration shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time, but in no event more than twenty-four (24) hours after the Effective Time, cause to be distributed to such holders appropriate materials (including a letter of transmittal and instructions for its use in surrendering certificates representing the Shares in exchange for payment of the Merger Consideration) to facilitate such surrender.

        (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts that any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued that has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification.

        (d) None of Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any certificates representing Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional Shares would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

    4.3 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

    4.4  APPRAISAL RIGHTS.

        (a) Notwithstanding anything in this Agreement to the contrary, any Shares ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders of the Company who have timely filed with the Company, before the taking of the vote of the shareholders of the Company to approve this Agreement and the Merger, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of this Agreement will not be converted as described in
    Section 4.1(a) hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Section 623 of the BCL (the "Appraisal Rights Provisions"); provided, however, that all Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in
    Section 4.1(a) hereof. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Parent or the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Parent or Merger Sub abandons or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

        (b) The Company shall give Parent: (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

        (c) Each dissenting shareholder who becomes entitled under the BCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the
    BCL) and such Dissenting Shares shall be canceled.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that:

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (as identified on Schedule 5.1(a)) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing in the aggregate is reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the corporate power and authority and has all necessary licenses and other governmental authorizations to carry on its respective businesses as they are now being conducted. Except as set forth in
    Schedule 5.1(a), neither the Company nor any of its subsidiaries has received written notice that any such license, franchise, permit or other authorization is not valid and sufficient for such ownership and the conduct of such business. The Company has made available to Parent a complete and correct copy of each of the Company's and its subsidiaries' Certificates of Incorporation, as amended to date, and each of the Company's and its subsidiaries' Bylaws, as amended to date. Each of the Company's and its subsidiaries' Certificate of Incorporation and Bylaws so delivered are in full force and effect. No jurisdiction in which either the Company or any subsidiary of the Company is authorized to do business specifically restricts in a manner material to the business of the Company and its subsidiaries, any of them from engaging in any lines of business in which the Company or any subsidiary of the Company is currently engaged.

        (b) AUTHORIZED CAPITAL. The authorized capital stock of the Company consists of 10,000,000 Shares, of which 4,736,105 Shares were outstanding on June 30, 2000, 5,000,000 shares of preferred stock, par value $.01 per share, none of which were outstanding on June 30, 2000 and 343,850 Shares were held by the Company as treasury stock on June 30, 2000. All of the outstanding Shares have been validly issued and are fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of June 30, 2000, there were 337,500 Shares reserved for issuance (which amounts are sufficient to meet all such commitments) pursuant to the Company's stock option plans and other employee benefit plans (all option plans so referred to being called, collectively, the "Stock Option Plans") and are identified on Schedule 5.1(b). Except as contemplated by this Agreement and the related acquisition arrangements or otherwise set forth in the Company Reports, as hereinafter defined or Schedule 5.1(b), to the best knowledge of the Company there is no existing voting trust or voting agreement with respect to the voting of 10,000 or more Shares.

        (c) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

        (d) COMPLIANCE. Except as set forth in Schedule 5.1(d) or as otherwise specifically disclosed herein the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute or result in: (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries; (ii) a breach or violation of, a default under or the triggering of any obligations pursuant to, any of the Company's or any of its Subsidiaries' employee benefit plans or arrangements, any grant, obligation or award made under any of the foregoing or any contract, arrangement, policy or understanding entered into with any employee or employees of the Company or any of its subsidiaries; or (iii) a breach or violation of, or a default under or an event which, with notice or lapse of time or both, would become a default or permit the acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or lapse of time or both), any provision of any obligation or guarantee for borrowed money, agreement, lease, contract, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries or any of their respective properties and assets is subject, except in the case of clauses
    (ii) and (iii) above insofar as it relates to Contracts, for such breaches, violations, defaults, events or accelerations which, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries and its subsidiaries taken as a whole.

        (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered to Parent true and complete copies of: (i) the annual reports on Form 10-K for the fiscal years ending January 31, 1998, January 30, 1999, January 29, 2000, as filed with the Securities and Exchange Commission ("SEC") by the Company; (ii) all other reports required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 31, 1998, including Form 10-Q for the first quarter ended April 29, 2000; (iii) all proxy statements furnished to shareholders of the Company since January 31, 1998; and (iv) all registration statements and other documents as filed with the SEC by the Company under the Securities Act of 1933 since January 31, 1998 (collectively, the "Company Reports"). As of their respective dates, except as otherwise disclosed in Schedule 5.1(e), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided that this and any other representation or warranty herein relating to the Company Reports shall be interpreted as if Rule 412 under the Securities Act of 1933 were directly applicable to the same. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and cash flow of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to the Company and its subsidiaries), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein or may be permitted by Form 10-Q. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since January 29, 2000.

        (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports or in Schedule 5.1(f), since January 29, 2000, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course and there has not been: (i) any material adverse change in the financial condition, properties or ongoing business of the Company or any of its subsidiaries which could result in any such change;
    (ii) in the case of the Company, any declaration setting aside or payment of any dividend or other distribution with respect to its capital stock;
    (iii) any change by the Company in accounting principles or methods; or
    (iv) any restatement or proposed restatement of the Company's balance sheet as of January 29, 2000; provided, however, the expenses and fees incurred by the Company in connection with this Agreement and the transactions contemplated herein, including but not limited to, those fees and expenses identified in Schedule 6.13 to this Agreement, shall be deemed to have been incurred in the ordinary and usual course and shall not be deemed to have a material adverse affect on the prospects, financial condition or results of operations of the Company. Since January 29, 2000, except as provided for herein or as disclosed in the Company Reports or in Schedule 5.1(f) and other than in the ordinary course, there has not been any increase in the compensation payable or to become payable by the Company and its subsidiaries to any officer or employee, and the Company has not entered into or made any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees.

        (g) GOVERNMENTAL APPROVALS. Other than the filings and approvals provided for in Section 1.3 and those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the Securities Exchange Act of 1934 (the "Exchange Act"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authorities of the United States, the several States and any foreign jurisdiction in which the Company or any subsidiary does business in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, the failure to make or obtain any or all of which could have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries, or which could prevent, delay or materially burden the transactions contemplated by this Agreement.

        (h) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports or in Schedule 5.1(h), there are no: (i) actions, suits or proceedings pending or, to the best knowledge of the management of the Company, threatened against the Company or any of its subsidiaries; or
    (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of the Company is aware, including, without limitation, those relating to environmental and occupational safety, and health matters, that, alone or in the aggregate, could result in a claim against, obligation of or liability to the Company or any of its subsidiaries which could have a material adverse effect on the financial condition of the Company and its subsidiaries; PROVIDED, HOWEVER, the expenses and fees incurred by the Company in connection with this Agreement and the transactions contemplated herein, including but not limited to, those fees and expenses identified in
    Schedule 6.13 to this Agreement, shall be deemed to have been incurred in the ordinary and usual course and shall not be deemed to have a material adverse affect on the prospects, financial condition or results of operations of the Company.

        (i)  LABOR AND EMPLOYMENT.  Except as set forth in
    Schedule 5.1(i): (i) no collective bargaining agreement presently covers any employees of the Company or any subsidiary of the Company in connection with their employment by the Company or any subsidiary of the Company, nor is any currently being negotiated by the Company or any subsidiary of the Company;
    (ii) there is no unfair labor practice complaint against the Company or any subsidiary of the Company pending before the National Labor Relations Board or any comparable state, local or foreign agency; (iii) there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or, to the best knowledge of the Company, threatened against or involving the Company or any subsidiary of the Company; (iv) the Company has not classified or otherwise treated any worker as an independent contractor; and (v) the Company does not have any arrangement or agreement, pursuant to which it leases employees.

        (j)  EMPLOYEE BENEFITS.

           (i) Except as set forth in Schedule 5.1(j), at the date hereof, neither the Company, nor any trade or business (whether or not incorporated) which is under control, or which is treated as a single employer, with Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliate") maintains, contributes or is obligated to contribute to any employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee stock purchase, stock option, bonus or executive compensation plans, programs, funds, trusts, arrangements and practices (such plans, programs, funds, trusts, arrangements and practices of the Company and its ERISA Affiliates being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar arrangements for the provision of benefits or perquisites. Neither the Company nor any ERISA Affiliate maintains, participates in, or contributes to, or has ever maintained, participated in, or contributed to any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, any "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, or any Company Plan subject to Title IV or Section 302 of ERISA.

           (ii) With respect to each Company Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents: (i) a copy of the Company Plan and any amendments thereto (or if the Company Plan is not a written plan, a description thereof);
       (ii) a copy of the three most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent summary plan description required under ERISA with respect thereto; (iv) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

          (iii) Except as set forth in Schedule 5.1(j), (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in any penalties, taxes or liabilities; (ii) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement; (iii) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (iv) each of the Company Plans which is intended to be "qualified" within the meaning of
       Section 401 (a) of the Code has been determined by the Internal Revenue Service to be qualified, and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; and (v) there are no pending, or to the knowledge of the Company, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course.

           (iv) Except as set forth in Schedule 5.1(j), no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than: (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and other applicable law; (ii) death benefits under any tax qualified pension plan; or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary of such employee). The Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or
       Part 6 of Title I of ERISA and the applicable regulations thereunder.

           (v) Schedule 5.1(j) contains a true and complete summary or list of or otherwise describes all material employment contracts and all other employee benefit arrangements with "change of control" or similar provisions and all severance, retirement or termination agreements, arrangements, policies or practices with directors, executive officers or any other employees.

           (vi) Except as set forth in Schedule 5.1(j), there are no agreements which will or may provide payments to any officer, employee, independent contractor, shareholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that may be nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

          (vii) Except as set forth in Schedule 5.1(j) or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, independent contractor or officer.

         (viii) All Company Plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant tax laws relating thereto, and the requirements of any trust deed under which they are established.

        (k) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that the Company has employed Raymond James & Associates, Inc. as its financial advisor, pursuant to an agreement dated January 3, 2000, a copy of which is attached with
    Schedule 5.1(k).

        (l) PROXY STATEMENT. The Company Information (as hereinafter defined) contained in the Company's Proxy Statement with respect to the shareholders meeting referred to in Section 6.3 (the "Proxy Statement") will include in all material respects all statements required to be contained therein and will not, either on the date the Proxy Statement is first mailed to shareholders or on the date of such shareholders meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such shareholders meeting which has become false or misleading. For the purposes of this Agreement, the term "Company Information" means all information with respect to the Company and its affiliates provided specifically for use in the Proxy Statement.

        (m) TAX MATTERS. Except as set forth in Schedule 5.1(m), each of the Company and the subsidiaries of the Company has filed all Federal, state, local and foreign tax returns required to be filed by it and each such return is complete and accurate in all material respects. The Company and the subsidiaries of the Company have paid all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax") that are shown on such tax returns as due and payable on or before the date hereof, other than such Taxes as are being contested in good faith and which are listed on
    Schedule 5.1(m). The provisions for current and deferred Taxes reflected on the Company's most recent balance sheet included in the Company Reports are sufficient, as of the balance sheet date, in all material respects in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 5.1(m), there are no material claims or assessments pending against the Company or any of the subsidiaries of the Company for any alleged Tax deficiency, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the subsidiaries of the Company, which, (i) in any case involves amounts in excess of $10,000, or (ii) questions the availability to the Company of its net operating loss carry-forward as disclosed in the Company Reports, and there are currently no agreements in effect with respect to the Company, any of the subsidiaries of the Company or the affiliated group of which the Company is the common parent corporation to extend the period of limitations for the assessment or collection of any Tax imposed by the Code.

        (n) PROPERTIES. Schedule 5.1(n) contains a true and complete list and brief description of all real estate owned or leased by the Company or any subsidiary of the Company. Except as set forth in Schedule 5.1(n) or the Company Reports: (i) the Company or a subsidiary of the Company has good title to or a leasehold estate in all real properties and improvements listed in Schedule 5.1(n), as well as to or in any personal property, including, without limitation, software used by the Company and its subsidiaries, free and clear of any mortgages, liens, security interests or other encumbrances; (ii) all leases for leased premises remain in full force and effect and, except as otherwise set forth in Schedule 5.1(n), have not been materially modified since January 29, 2000; and (iii) all leased premises are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially interferes with the economic value or use thereof, as such leased premises are currently being used. The Company has delivered to Parent a true and complete list and brief description of all items of machinery, equipment, motor vehicles, office furniture, fixtures and similar personal property owned or leased by the Company or any subsidiary of the Company having (in the case of any item owned) an original cost in excess of $10,000 per item and under which (in the case of any item leased) payments per item to the owner thereof exceed $5,000 per annum. Except as set forth in such Schedule, each of the items of machinery, equipment, motor vehicles, office furniture, fixtures and similar personal property identified in the list previously delivered to Parent is in good operating condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially interferes with the economic value or use thereof, as such property is currently being used.

        (o) NO DEFAULTS. This Agreement does not contravene or otherwise avoid any existing contract or agreement by or with the Company. Except as set forth in Schedule 5.1(o), there is no material breach or default, and no event which with notice or lapse of time or both would constitute a material breach or default, on the part of the Company or of any subsidiary of the Company, or to the best knowledge of the Company, of any other party thereto, under any material contract (including, without limitation, contracts with agents, managers and brokers), agreement, lease, license, mortgage, note, bond, indenture, guarantee, instrument or commitment to which the Company or any such subsidiary of the Company is a party or to which the property of any thereof is subject.

        (p) PATENTS, TRADEMARKS AND NAMES. The Company or a subsidiary of the Company, as the case may be, owns all material rights in its name and logo, pays no royalty to anyone under any of them and has the right to bring actions for the infringement thereof. Except as set forth in
    Schedule 5.1(p), to the Company's knowledge the conduct by the Company and the subsidiaries of the Company of their business does not infringe in any material respect upon or violate the trademarks, service marks, trade names, trade secrets, copyrights, patents, licenses or rights of any other person or entity, or the right of any other person or entity to the exclusive use of a name in any location.

        (q) INSURANCE. The Company and its subsidiaries are adequately insured in accordance with retail industry practice in the following areas (excluding policies issued by them and reinsurance or similar items in their favor): liability, theft, fidelity, casualty and other similar normal forms of business insurance held by the Company or any subsidiary of the Company. The Company has provided Parent with a true and complete list of all policies of insurance held by the Company or any subsidiary of the Company (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number and any pending claims thereunder).

        (r) CONTRACTS. Schedule 5.1(r) contains a true and complete list of every agreement (including existing leases and lease proposals) and instruments to which the Company or any subsidiary of the Company is a party or by which any of them is bound and which are not otherwise set forth in the Schedules hereto which: (i) is material to the business of the Company and its subsidiaries taken as a whole; (ii) contains covenants limiting the freedom of the Company or any subsidiary of the Company to compete in any line of business or with any person; (iii) would be effected by the execution of this Agreement; (iv) relates to any consulting agreement; or
    (v) involves a guarantee of payment or performance; in each case as the same may have been supplemented or amended prior to the date hereof.

        (s)  DEALINGS WITH OFFICERS AND DIRECTORS.  Except as set forth in
    Schedule 5.1(s), no Director or officer has a material conflicting interest against the Company and its subsidiaries taken as a whole. Except for the employee benefit arrangements referred to in Section 5.1(j) and as otherwise set forth in the Company Reports or in Schedule 5.1(s), neither the Company nor any subsidiary of the Company is a party to any agreement (other than sales commission agreements entered into in the ordinary course of business) involving payments to any person or entity based on the profits or gross revenues of the Company or any subsidiary of the Company.

        (t) COMPLIANCE WITH APPLICABLE LAWS; LICENSES, ETC. The present conduct by each of the Company and each of its subsidiaries of their respective businesses does not violate any applicable United States Federal, state or local, or foreign, law, statute, order, license or other governmental authorization, rule or regulation, in each case in a manner which, when taken together with any similar or related violations, could have a material adverse effect on the financial condition, properties, businesses, results of operations, or prospects of the Company and its subsidiaries taken as a whole; and neither the Company nor any of its subsidiaries has received written notice that any such violation is being alleged.

        (u) ENVIRONMENTAL MATTERS. The Company is in material compliance with all applicable environmental laws which compliance includes, but is not limited to, the possession of all needed government permits required under applicable environmental laws. Except as set forth in Schedule 5.1(u), there are no environmental claims threatened or pending against the Company or any of its subsidiaries or any facility maintained or operated by the Company or its subsidiaries.

        (v) DISCLOSURE. No representation or warranty made by the Company in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of circumstances under which made, not false or misleading.

    5.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub jointly and severally represent and warrant to the Company that:

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Parent has made available to the Company a complete and correct copy of Parent's charter documents. Merger Sub has made available to the Company a complete and correct copy of Merger Sub's Certificate of Incorporation and Bylaws. Parent's charter documents and Merger Sub's Certificate of Incorporation and Bylaws so delivered are in full force and effect.

        (b) CORPORATE AUTHORITY. Parent and Merger Sub each have the requisite corporate power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

        (c) COMPLIANCE. The execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the charter documents of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or (ii) a breach or violation of, a default under or an event which, with notice or lapse of time or both would become a default or permit the acceleration of any obligation under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Contract of Parent or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub or any of their respective properties and assets is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations which, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

        (d)  GOVERNMENTAL APPROVALS.  Other than the filings provided for in
    Section 1.3, and those required under the HSR Act, and the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any governmental or regulatory authorities of the United States, the several States and any foreign jurisdictions in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub, the failure to make or obtain any or all of which could prevent, materially hinder or materially burden the transactions contemplated by this Agreement.

        (e) FINANCING. Parent will use its best efforts to obtain available financing by August 25, 2000 to ensure that Parent and Merger Sub each fulfill and satisfy their respective obligations under this Agreement and to ensure the consummation of the transactions contemplated hereby, including (but not limited to) Parent's or Merger Sub's deposition of cash, in an amount equal to the Aggregate Merger Consideration, with the Disbursing Agent in accordance with Section 4.2(a) for the payment of the Aggregate Merger Consideration in accordance with Sections 4.1(a) and 4.2(a) of this Agreement.

        (f) PROXY STATEMENT. The Acquiror Information (as hereinafter defined) contained in the Proxy Statement will include in all material respects all statements required to be contained therein and will not, either on the date the Proxy Statement is first mailed to shareholders or on the date of the shareholders meeting referred to in Section 6.3, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such shareholders meeting which has become false or misleading. For the purposes of this Agreement, the term "Acquiror Information" means all information with respect to Parent, Merger Sub and its affiliates, the financing of the transactions contemplated hereby, any securities of Parent or Merger Sub, the plans of Parent with respect to the Surviving Corporation after the Effective Time and any other written information concerning Parent or Merger Sub or any of its affiliates specifically for use in the Proxy Statement.

        (g) FORM S-2 STATUS AND ANNUAL REPORT COMPLIANCE. Parent meets the requirements for use of Form S-2 of the Securities Act of 1933, and its 1999 Annual Report to Shareholders, at the time of its original preparation, met the requirements of Rule 14a-3 of the Exchange Act.

        (h) DISCLOSURE. No representation or warranty made by the Parent or the Merger Sub in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein, in light of circumstances under which made, not false or misleading.

                                   ARTICLE VI
                                   COVENANTS

    6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that after the date hereof, and prior to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

        (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, agents and business partners;

        (b) the Company shall not: (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

        (c) neither the Company nor any of its subsidiaries shall: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries other than Shares issuable pursuant to options or rights outstanding on the date hereof under the existing employee benefit plans of the Company and its subsidiaries; (ii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of business, or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company of any class; (iv) authorize any capital expenditure which is in excess of $10,000 individually or $50,000 in the aggregate, or make any acquisition of, or investment in, assets or stock of any other person in excess of $10,000, individually or $50,000 in the aggregate; or (v) enter into a new lease for permanent stores (for purposes of this Agreement, "permanent store" shall mean a store evidenced by a lease having a term of more than 12 months);

        (d) the Company shall not enter into a lease for a seasonal store:
    (i) without first notifying Parent of its intention to do so, which notification shall identify the proposed location of the seasonal store;
    (ii) in a mall where Parent currently maintains or has executed a lease to operate a retail specialty Natural Wonders store; (iii) having a lease term beyond January 31, 2001; or (iv) in a mall where the prior year average mall sales per square foot were below $225.

        (e) neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment agreement with any director, officer or other employee of the Company or such subsidiaries (other than in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement); and neither the Company nor any of its subsidiaries shall adopt, or amend to increase compensation or benefits payable under, any employment agreement or arrangement, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (other than increases granted in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement);

        (f) neither the Company nor any of its subsidiaries shall modify, amend or terminate any of its leases, contracts or agreements or waive, release or assign any rights or claims, except in the ordinary and usual course of business;

        (g) neither the Company nor any subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business;

        (h) neither the Company nor any subsidiary shall acquire control or majority ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or majority ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation; and

        (i) neither the Company nor any of its subsidiaries will enter into an agreement to do any of the foregoing.

    6.1A  INTERIM OPERATING AGREEMENT.  Subject to the terms and conditions of
Article VI, the Company and Parent agree to use their best reasonable efforts to cooperate and coordinate with respect to the basic operating procedures described below, during the period following the execution of this Agreement and through and until the Effective Date.

        (a) Immediately after the execution of this Agreement, the Company will provide Parent with access to certain operating information, including, but not limited to, documents and records relating to "open to buy" positions, personnel, inventory and sales, borrowings and cash position. During this operating period, the Parent's involvement would be limited to information gathering. All business and operating decisions would be exclusively made by the Company, and the Parent would have no veto or approval authority.

        (b) After the Parent has received a binding financing commitment in the amount necessary to make the payment described in Sections 4.1(a) and 4.2(a) and released the financing contingency set forth in Section 7(i), the Parent shall have the right to place one or more employees at the Company's headquarters office in Rochester, New York to review, monitor and comment on open to buy and inventory positions. During this operating period, the Parent's employees' involvement would be limited to monitoring and coordinating the future integration of the two companies' operations. All business and operating decisions would be made exclusively by the Company, and the Parent would have no veto or approval authority.

        (c) After the Parent has received a binding financing commitment in the amount necessary to make the payment described in Sections 4.1(a) and 4.2(a) and released the financing contingency, the proxy statement has been cleared by the SEC and the definitive proxy statement has been mailed to the Company's shareholders, the Parent's employees on site at the Rochester headquarters would assume responsibility, in coordination with the Company's management, for direct oversight of inventory decisions (not purchasing decisions) and coordination of the shipment of merchandise out of the Company's distribution center and into the Company's stores.

    6.2 ACQUISITION PROPOSALS. The Company will not, nor will it permit any of its subsidiaries or any officer, director, employee or any investment banker, attorney, accountant or other agent retained by the Company or any of its subsidiaries to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any subsidiary thereof, or otherwise facilitate any effort or attempt to do or seek any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this Section 6.2 or Section 6.1(h) shall prohibit the Company's Board of Directors from participating in any discussions, negotiations or furnishing information in connection with, or from considering, reviewing and accepting an unsolicited third-party offer to acquire the Company. The Company will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company will promptly request or cause to be requested from each other person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company the return all confidential information heretofore furnished to such person by or on behalf of the Company.

    6.3 BOARD OF DIRECTORS APPROVAL; MEETING OF THE COMPANY'S SHAREHOLDERS; PREPARATION OF PROXY STATEMENT. The Company's Board of Directors have voted to approve this Agreement and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Concurrently with the signing of this Agreement, each member of the Board of Directors of the Company has entered into a voting agreement with the Parent to vote to approve the Merger and each shall recommend that the shareholders approve the Agreement and the Merger. At any such meeting of the Company all of the Shares then owned by Merger Sub and its affiliates will be voted in favor of this Agreement and the Merger. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without the prior review and consultation with Parent and its legal counsel. The Company and its legal counsel will promptly notify the Parent and its legal counsel of the receipt of any SEC comments on the Proxy Statement or any other communication received from the SEC with respect to the Proxy Statement or otherwise related to the Merger.

    6.4 LETTER OF COMPANY'S ACCOUNTANTS. The Company shall cause to be delivered to Parent a letter of the Company's independent auditors, dated a date within two business days before the Closing and addressed to the Company's Board of Directors, in form and substance reasonably satisfactory to Parent, to the effect that:

        (a) they are public accountants, independent with respect to both the Company and its subsidiaries, within the meaning of the Exchange Act and the applicable published rules and regulations thereunder;

        (b) the financial statements of the Company and its consolidated subsidiaries examined by them comply as to form in all material respects with the applicable accounting requirement of the Exchange Act and of the published rules and regulations thereunder; and

        (c) at the request of the Company, they have: (1) reviewed the unaudited financial statements of the Company and its consolidated subsidiaries, included in the Company's Form 10-Q for the period ended April 29, 2000; and
    (2) consulted with certain officers of the Company responsible for financial and accounting matters as to certain specified matters, and, based on such procedures, nothing has come to their attention which would cause them to believe that (A) any unaudited financial statements of the Company and its consolidated subsidiaries included in the Company's Form 10-Q for the period ended
    April 29, 2000 do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and of the published rules and regulations thereunder; or (B) such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC) applied on a basis substantially consistent with that of the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the period ended January 29, 2000; or (C) there were, except as set forth in such letter, any material decreases, as compared with the corresponding period in the preceding year, in consolidated revenues or in the total or per share amounts of income before extraordinary items, income before income taxes or net income of the Company and its consolidated subsidiaries.

    6.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

    6.6 ACCESS AND AGREEMENT TO COOPERATE. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records (except for minutes of Board meetings relating to any confidential discussion of this Agreement and the transactions contemplated thereby) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company. Parent and Merger Sub will not, and will cause their respective Representatives not to, use any information obtained pursuant to this Section 6.6 or Section 6.1A for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, Parent and Merger Sub will keep confidential, and will cause their respective Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 and Section 6.1A. Upon any termination of this Agreement, Parent will collect and deliver to the Company all such documents obtained by it or any of its Representatives or Merger Sub's Representatives then in their possession and any copies thereof. The second, third and fourth sentences of this Section 6.6 shall survive any termination of this Agreement. Company will not, and will cause its representatives not to, use any information obtained from Parent in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, the Company will keep confidential, and will cause its representatives to keep confidential, all such information and documents obtained from Parent. Upon any termination of this Agreement, the Company will collect and deliver to Parent all such documents obtained by it or any of its representatives then in their possession and any copies thereof. The obligations set forth in the preceding sentence of this Section 6.6 shall survive any termination of this Agreement.

    6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any breach or prospective breach of the representations made in Section 5.1(d) received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time; (b) any material adverse change in the financial condition, properties or ongoing businesses of the Company and its subsidiaries or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change; and
(c) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement untrue or inaccurate as of the date when made and, except for changes expressly contemplated by this Agreement and except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, at and as of the Closing as if made on the Closing Date. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    6.8 PUBLICITY. The Company and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or other proper authority.

    6.9 EMPLOYEE BENEFITS. Immediately prior to and conditional upon the Closing, the Company shall take whatever action is necessary to cause the adoption of resolutions to terminate the Company's 401(k) Plan. The Company shall, within 90 days after the Closing, apply for a determination from the IRS that the termination of the Company's 401(k) Plan has not adversely affected its qualified status under Section 401(a) of the Code. Upon receipt of a favorable IRS determination letter applicable to the termination of the Company's 401(k) Plan, the Parent, in its sole discretion, shall cause its 401(k) Plan to accept any voluntary rollover contribution or transfer from the Company's terminated 401(k) Plan.

Following the Effective Time, the Company's employees will be permitted to participate in the employee benefit plans of Parent as in effect on the date thereof on terms substantially similar to those provided to employees of Parent. Until such time as Parent causes employees of the Company to participate in the employee benefit plans of Parent, employees of the Company will continue to participate in the Company's benefit plans (other than its Stock Option Plans) on substantially similar terms to those in effect immediately prior to the Closing.

If any employee of the Company or any of the Company's subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent or any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan, to the extent permitted therein, for all service with the Company and any of the Company's subsidiaries prior to the Effective Time, for purposes of determining eligibility (including, without limitation, waiting periods) and vesting. In addition, if any employees of the Company or its subsidiaries employed as of the Closing Date become covered by a medical plan of Parent or any of its affiliates or the Surviving Corporation, to the extent permitted by the Parent's group insurance providers, such employees shall be given credit for any co-payment or deductible paid under the Company's medical plan prior to the Closing.

    6.10 STOCK OPTIONS. On or prior to the Effective Time, the Company shall take such actions as may be necessary such that, at the Effective Time, each stock option outstanding pursuant to the Stock Option Plans together with any rights related thereto ("Options"), whether or not then exercisable, shall only entitle the holder thereof, upon surrender thereof, to receive, at or after the Effective Time, an amount in cash equal to the difference between the Merger Consideration per Share and the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option.

    6.11 INDEMNIFICATION. For six years after the Effective Time, the Surviving Corporation and the Parent, jointly and severally, shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (an "Indemnified Party") against all losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under New York law and the Company's Certificate of Incorporation and Bylaws in effect at the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York law and the Company's Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party. Either the Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of twice the last annual premium paid prior to the date hereof (approximately $120,000) (the "Current Premium"); provided that the Surviving Corporation or Parent, as the case may be, may substitute therefor policies for officers' and directors' liability insurance of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the Company's existing D&O Insurance policy. This Section 6.11 shall survive the closing of the transactions contemplated hereby, and is expressly intended to be for the benefit of each of the Indemnified Parties and their heirs and representatives (each of whom shall be entitled to enforce this Section 6.11 against Parent, the Company, the Surviving Corporation or any successors and assigns thereof) and shall be binding on all such successors and assigns of the Parent, Merger Sub, the Company and the Surviving Corporation. In connection with any liquidation of the Surviving Corporation, Parent shall expressly assume, and shall cause each of its direct and indirect subsidiaries to assume, the obligations of the Surviving Corporation under this Section 6.11. In the event that Parent or the Surviving Corporation or any of its successors or assigns: (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that the successors and assigns of Parent, Surviving Corporation and their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.11.

    6.12 REPORTS; TAXES; ETC. Except as otherwise consented to in writing by Parent, prior to the Effective Time of the Merger, the Company will, and will cause each subsidiary of the Company to, duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with Federal, state, local, foreign and other authorities.

    6.13 EXPENSES. Subject to the terms and conditions of the sentence immediately below, the Parent and the Company will each separately bear its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement. The Parent agrees to pay all reasonable, documented costs and expenses incurred by the Company in connection with the Merger in the following amounts and at the following times: (a) $150,000 upon the filing of the preliminary proxy statement with the SEC; and (b) $250,000 upon the clearance of the proxy statement by the SEC and the mailing of the definitive proxy statement to the Company's shareholders. The Parent acknowledges that if the Merger is completed as contemplated by this Agreement, the Company will have incurred expenses in connection with this Agreement and any transaction contemplated by this Agreement, including (but not limited to) the fees identified on Schedule 6.13 and that such fees and/or expenses will be borne by the Surviving Corporation and Parent, and will have no affect on the Merger Consideration and Parent's or Merger Sub's obligation to pay the Merger Consideration as contemplated in Section 4.2(b) of this Agreement.

    6.14 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such instruments and take such other actions as the other parties may reasonably require in order to carry out the intent of this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

    7.1 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

        (a) SHAREHOLDERS' APPROVAL. This Agreement shall have been duly approved by the required shareholder vote of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

        (b) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the prospects, financial condition or results of operations of the Company between January 29, 2000 and the Closing Date, except as previously disclosed to the Parent prior to the execution of this Agreement.

        (c) FAIRNESS OPINION OF RAYMOND JAMES & ASSOCIATES. The Company's Board of Directors shall have received a written opinion from Raymond James & Associates that the consideration to be paid to the Company in connection with the Merger is fair from a financial point of view to the shareholders of the Company.

        (d) LITIGATION. There shall not be in effect, nor threatened by any court or governmental or regulatory agency of competent jurisdiction, any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Merger not be consummated (including any such threatened item, an "Order").

        (e) OPINION OF COUNSEL TO THE COMPANY. At the Closing, Parent and Merger Sub shall have received from Harris Beach & Wilcox LLP or other counsel of the Company satisfactory to the Parent and Merger Sub a written opinion, dated as of the date of the Closing, substantially to the effect that:

           (i) Each of the Company and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business.

           (ii) Since the date of this Agreement, there have been no changes in the authorized capital stock of the Company, and all of the issued and outstanding Shares, as constituted just prior to the time of the Closing, were duly authorized, validly issued, fully paid and nonassessable.

          (iii) The Company has the corporate power and has taken all requisite corporate action required of it to effect the Merger in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, respectively, constitutes the legal, valid and binding obligation of the Company.

           (iv) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions on the part of the Company contemplated hereby, will not result in any breach, violation, default or acceleration of obligations under any provision of its Certificate of Incorporation or Bylaws, or, to the best knowledge of such counsel, without independent investigation, of any judgment, decree or order of any court or administrative agency having jurisdiction, or of any mortgage, indenture, loan agreement or other instrument evidencing indebtedness or the guaranty of indebtedness for money borrowed, or of any other material agreement, lease, license or other instrument applicable to the Company.

           (v) To the best knowledge of such counsel without independent investigation, all consents or approvals by governmental authorities or other parties which are required in connection with the consummation by the Company of the transactions contemplated by this Agreement have been obtained.

           (vi) Such counsel has not independently verified the accuracy, completeness or fairness of the information in the Proxy Statement, although such counsel has generally reviewed and discussed such information, insofar as it relates to the Company, with representatives of the Company and such counsel is familiar with this Agreement. Based upon and subject to the foregoing, such counsel believes (but expresses no opinion) that as of the date of its mailing and as of the date of the shareholders meeting, the Proxy Statement (except for the financial statements, financial projections and other financial data included therein, and except for information included therein with respect to Parent and Merger Sub, as to which such counsel expresses no opinion), appears on its face to be appropriately responsive in all material respects to the requirements of the Exchange Act.

        (f) OTHER OBLIGATIONS. The representations and warranties of the Company contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement and except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, at and as of the Closing as if made on the date of Closing. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Company shall have furnished the Parent with a certificate of the Company signed on its behalf by its Chairman and Chief Executive Officer that this condition has been complied with.

        (g) OTHER APPROVALS AND CONSENTS. All approvals of applications to public authorities, Federal, state, local or foreign, and all consents or approvals of any nongovernmental persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination of any right, privilege, license or agreement of the Company or any subsidiary of the Company which is material to the Company's business, or any material loss or disadvantage to Parent or the Company's business, by reason of the Merger, shall have been obtained, no such consents or approvals shall have imposed any terms or conditions other than those generally and ordinarily contained in all such consents and approvals or such as are not unduly burdensome to Parent or Merger Sub, and all waiting periods specified by law shall have passed.

        (h) ASSUMPTION OF EMPLOYMENT AND COMPENSATION AGREEMENTS. The Parent shall have executed and delivered the Assumption and Acknowledgment of Entitlement agreements relating to Fred H. Klaucke's employment agreement and Charles A. Callahan's and Christine M. Luchi's compensation agreements substantially similar to the forms attached to this Agreement as Exhibit A.

        (i) FINANCING. Prior to August 25, 2000, the Parent shall have obtained the necessary financing to make the payment described in Sections 4.1(a) and 4.2(a) of this Agreement.

        (j) ACCOUNTANT'S LETTER. Parent shall have received a copy of the letter of the Company's independent auditors dated the Closing Date in form and substance reasonably satisfactory to Parent, making the statements required by Section 6.4 on the basis of procedures set forth therein carried out by them to a specified date not more than five business days prior to the Closing Date.

    7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

        (a) SHAREHOLDERS' APPROVAL. This Agreement shall have been duly approved by the required shareholder vote of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

        (b) LITIGATION. There shall not be in effect, nor threatened by any court or governmental or regulatory agency of competent jurisdiction, any Order; and

        (c) OPINION OF COUNSEL TO PARENT AND MERGER SUB. At the Closing the Company shall have received from Sheppard, Mullin, Richter & Hampton LLP, counsel for Parent and Merger Sub a written opinion dated as of the date of the Closing, which opinion is substantially to the effect that (it is agreed that with respect to matters of New York law, the opinion of Sheppard, Mullin, Richter & Hampton LLP, may rely on the opinion of New York counsel reasonably satisfactory to the Company):

           (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its State of Incorporation.

           (ii) Each of Parent and Merger Sub has the corporate power and has taken all requisite corporate action required of it to effect the Merger in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub.

          (iii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions on the part of each of Parent and Merger Sub contemplated hereby, will not result in any breach, violation, default or acceleration of obligations under any provision of its respective charter documents or by-laws (to be specifically enumerated in such opinion) or, to the best knowledge of such counsel, of any judgment, decree or order of any court of administrative agency having jurisdiction, or of any mortgage, indenture, loan agreement or other instrument evidencing indebtedness or the guaranty of indebtedness for money borrowed, or of any other material agreement, lease, license or other instrument applicable to Parent or Merger Sub.

           (iv) To the best knowledge of such counsel, all consents or approvals by governmental authorities or other parties which are required in connection with the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been obtained.

        (d) OTHER OBLIGATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date when made and as of the Closing as if made on the date of Closing. The Parent and Merger Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied by them prior to or on the Closing. The Parent and Merger Sub shall have furnished the Company with a certificate corresponding to that called for by Section 7.1(f). Additionally, the condition of Section 7.1(g) shall be satisfied.

        (e) FINANCING. Prior to August 25, 2000, the Parent shall have obtained the necessary financing to make the payment described in Sections 4.1(a) and 4.2(a) of this Agreement.

        (f) FUNDS DEPOSITED WITH DISBURSING AGENT. Parent shall have obtained the necessary financing to make the payment described in Section 4.1(a) of this Agreement and shall have deposited, or caused to be deposited, in trust with the Disbursing Agent, an amount of cash equal to the Aggregate Merger Consideration for payment to the Company shareholders pursuant to
    Section 4.2.

        (g) ASSUMPTION OF EMPLOYMENT AND COMPENSATION AGREEMENTS. The Parent shall have executed and delivered the Assumption and Acknowledgment of Entitlement agreements relating to Fred H. Klaucke's employment agreement and Charles A. Callahan's and Christine M. Lucchi's compensation agreements substantially similar to the forms attached to this Agreement as Exhibit A.

        (h) FAIRNESS OPINION OF RAYMOND JAMES & ASSOCIATES. The Company's Board of Directors shall have received a written opinion from Raymond James & Associates that the consideration to be paid to the Company in connection with the Merger is fair from a financial point of view to the shareholders of the Company.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Parent and the Company, by action of their respective Boards of Directors. For purposes of this
Article VIII and Section 9.2, no action taken by the Board of Directors of the Company shall be effective unless any such action is approved by the affirmative vote of at least a majority of the Board of Directors at the time of such vote who were also members of the Board of Directors of the Company on the date hereof.

    8.2  TERMINATION BY EITHER PARENT OR THE COMPANY.  It is recognized that in
Section 6.5 the parties have agreed to use their best efforts to take actions necessary to make effective the transactions contemplated by this Agreement. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if: (a) the financing contingency described in Sections 7.1(i) and 7.2(e) has not been waived in writing by Parent by August 25, 2000; (b) the Merger has not occurred by October 2, 2000 (unless extended by the mutual consent of the parties); (c) the shareholders of the World of Science do not approve the Merger; or (d) the Effective Time has not occurred, provided that in order to exercise the right of termination the party concerned shall not then be in breach of this Agreement. The Board of Directors of the Company may terminate this Agreement and may abandon the Merger in the event the Board of Directors determines, consistent with its fiduciary duties, to accept an unsolicited third-party offer.

    8.3 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, before or after the approval by holders of Shares, by action of the Board of Directors of Parent, if there is a material breach of any of the representations and warranties of the Company or if the Company shall have failed to comply in any material respect with any of its covenant or agreements contained herein to be complied with or performed by the Company at or prior to such date of termination.

    8.4 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if there is a material breach of any of the representations and warranties of Parent or Merger Sub or if Parent or Merger Sub shall have failed to comply in any material respect with any of its covenants and agreements contained herein to be complied with or performed by Parent or Merger Sub at or prior to such date of termination.

    8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, except as otherwise provided herein, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement. In the event the Company violates the exclusivity provisions of Section 6.2 of this Agreement or the Company closes a transaction for the acquisition of all or substantially all of the Company's Shares or assets arising out of an unsolicited third-party purchase offer made prior to the Closing, the Company shall pay the Parent a breakup fee of $150,000 within 30 days of such violation or closing.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1 SURVIVAL. The agreements of the Company, Parent and Merger Sub contained in this Article IX and in Sections 1.3, 1.4, 4.1, 4.2, 4.3, 4.4, 6.9, 6.11, 6.13 and 9.8 shall survive the consummation of the Merger. To the extent provided therein, the agreements of the Company, Parent and Merger Sub contained in Sections 6.6, 6.13, 8.5 and 9.8 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger.

    9.2 AMENDMENT AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (notwithstanding any shareholder approval), if authorized by their respective Boards of Directors: (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provisions of this Agreement; and (ii) any term or provisions of this Agreement may be waived in writing by the party which is, or whose shareholders or directors are, entitled to the benefits thereof; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration into which each Share will be converted upon consummation of the Merger or shall otherwise materially change the terms of this Agreement, such that shareholder approval would be required.

    9.3 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    9.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Parent or Merger Sub, addressed to Parent or Merger Sub at 4209 Technology Drive, Fremont, CA 94538, Attention: Peter G. Hanelt (with copies to Sheppard, Mullin, Richter & Hampton, LLP, Four Embarcadero Center, San Francisco, CA 94111, Attention: A. John Murphy, Esq. and Renaissance Capital Group, Inc., 200 West Madison Street, Suite 3450, Chicago, Illinois 60606, Attention: Michelle A. Facktor; and if to the Company, addressed to the Company at 900 Jefferson Road, Building 4 Rochester, NY 14623, Attention: Chairman of the Board (with copies to Thomas E. Willett, Esq., Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, NY 14604 and Thomas W. Mullins, Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, or to such other persons or addresses as may be designated in writing by the party to receive such notice).

    9.6 ENTIRE AGREEMENT, ETC. This Agreement together with the Schedules and Exhibits attached hereto, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and this Agreement shall continue in force and effect in accordance with its terms, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons (except as specifically mentioned herein) other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another directly or indirectly wholly-owned subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all obligations of Merger Sub and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed to be the obligations of, and the representations and warranties made with respect to, such other subsidiary as of the date of such designation.

    9.7 DEFINITION OF "SUBSIDIARY." When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    9.8 OBLIGATION OF PARENT. Whenever this Agreement requires Merger Sub or any assignee to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to itself take, or cause Merger Sub, to take such action, and from and after the Effective Time, any requirement of the Surviving Corporation to take any action, shall be deemed to include an undertaking on the part of Parent to cause Surviving Corporation to take such action.

    9.9 CONSENT TO JURISDICTION. Each party irrevocably agrees that any legal action or proceeding against it arising out of or in connection with this Agreement or for enforcement of any judgment rendered in any such action or proceeding may be brought in the United States courts located in the City of Wilmington, Delaware, and each party hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person, generally and unconditionally with respect to any such action or proceeding. For the purposes of any such action or proceeding instituted in such courts, (i) Parent and Merger Sub each hereby irrevocably designates Sheppard, Mullin, Richter & Hampton LLP, Four Embarcadero Center, San Francisco, California 94111,
Attention: A. John Murphy, Esq. and the Company hereby irrevocably designates Harris Beach & Wilcox, The Granite Building, 130 East Main Street, Rochester, New York 14604, Attention: Thomas E. Willett, Esq., as their respective agents to receive for and on their behalf service of process therein and each agrees to take any action necessary to continue such designation in full force and effect,
(ii) each party irrevocably consents to the service of process by the mailing of a copy thereof, by registered mail (or equivalent, airmail if overseas), postage prepaid, to the party being served, and (iii) each party irrevocably waives, to the fullest extent permitted by law, any immunity from such action or proceeding, any objection which it may now or hereafter have to the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party hereto or its property in the courts of any other jurisdiction.

    9.10 FORMATION OF MERGER SUB. Parent covenants and agrees to use its best efforts to form Merger Sub as soon as reasonably practicable. Parent shall cause Merger Sub to become a party to this Agreement immediately following Merger Sub's formation. The representations and warranties of Merger Sub made herein shall speak as of the date that Merger Sub executes and delivers this Agreement and as of the date of Closing as provided in Section 7.2(d).

    9.11 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties acting by their duly authorized officers on the date first hereinabove written.

                                             WORLD OF SCIENCE, INC.

                                             By   /s/ FRED H. KLAUCKE
                                                  ------------------------------------------
                                                  President and Chief Executive Officer

                                             NATURAL WONDERS, INC.

                                             By   /s/ PETER G. HANELT
                                                  ------------------------------------------
                                                  President and Chief Executive Officer